Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

July 8, 2026

Hartford Funds Exchange-Traded Trust

690 Lee Road

Wayne, Pennsylvania 19087

Re: Registration Statement on Form N-14

Dear Ladies and Gentlemen:

We have acted as counsel to Hartford Funds Exchange-Traded Trust (the “Trust”), a Delaware statutory trust, and its series, Hartford Alpha Capture International Equity ETF, Hartford Alpha Capture International Value ETF and Hartford High Yield ETF (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on or about the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transfer of all of the eligible assets of each of Hartford International Equity Fund, Hartford Climate Opportunities Fund, and The Hartford High Yield Fund (each, an “Acquired Fund,” and collectively, the “Acquired Funds”), respectively, each a series of The Hartford Mutual Funds, Inc. (“HMF”), in exchange for shares of beneficial interest of the respective Acquiring Fund and the assumption by the respective Acquiring Fund of all of the liabilities of the corresponding Acquired Fund (each such transaction, a “Conversion,” and collectively, the “Conversions”), as described in the Registration Statement and its accompanying form of Agreement and Plan of Reorganization and Liquidation (the “Plan”).

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware on September 20, 2010, as amended to date; the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of December 8, 2016; the By-Laws of the Trust dated as of December 8, 2016; the Plan approved by the Board of Trustees of the Trust and the Board of Directors of HMF; and certain resolutions adopted by the Board of Trustees of the Trust and the Board of Directors of HMF in connection with the Conversions. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

Hartford Funds Exchange-Traded Trust

July 8, 2026

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust and HMF on which we have relied for the purposes of this opinion are true and correct; and (iv) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

 /s/ Dechert LLP

Dechert LLP